                            CERTIFICATE OF AMENDMENT

                      OF THE CERTIFICATE OF INCORPORATION

                                       OF

                        NORTH AMERICAN WATCH CORPORATION

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               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

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         North American Watch Corporation, a corporation organized and existing under the Business Corporation Law of the State of New York (the "Corporation"), hereby certifies as follows:

         FIRST:   The name of the Corporation is North American Watch
Corporation, which is the name under which the Corporation was formed.

         SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on November 2, 1967. A Restated Certificate of Incorporation was filed by the Department of State on May 5, 1969. A Certificate of Amendment to the Restated Certificate of Incorporation was filed by the Department of State on July 24, 1979. A Restated Certificate of Incorporation was filed by the Department of State on September 27, 1993.

         THIRD:   The Certificate of Incorporation of the Corporation is hereby amended by deleting Article 1 regarding the name of the Corporation and substituting in lieu thereof the following new Article 1:

         1. Name: The name of the corporation is Movado Group, Inc. (the "Corporation").

         FOURTH: Resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation were duly adopted by the unanimous written consent of the Board of Directors of the Corporation dated March 18, 1996. Thereafter, pursuant to the By-

Laws of the Corporation, a special meeting of shareholders of the Corporation was duly held on April 12, 1996, at which meeting a majority of voting power of all the outstanding shares entitled to vote thereon were voted in favor of said amendment.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate to be subscribed by its President and its Secretary and affirmed by them as true under the penalties of perjury this 12 day of April, 1996.


                                             /s/ Efraim Grinberg
                                             ---------------------------------
                                                 Efraim Grinberg
                                                 President


                                             /s/ Timothy F. Michno
                                             ---------------------------------
                                                 Timothy F. Michno
                                                 Secretary

                            CERTIFICATE OF AMENDMENT

                      OF THE CERTIFICATE OF INCORPORATION

                                       OF

                               MOVADO GROUP, INC.

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               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

-----------------------------------------------------------------------------


     Movado Group, Inc., a corporation organized and existing under the Business Corporation Law of the State of New York (the "Corporation"), hereby certifies as follows:


     FIRST: The name of the Corporation is Movado Group, Inc. The name under which the Corporation was formed was North American Watch Corporation.

     SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on November 2, 1967. A Restated Certificate of Incorporation was filed by the Department of State on May 5, 1969. A Certificate of Amendment of the Restated Certificate of Incorporation was filed by the Department of State on July 24, 1979. A Restated Certificate of Incorporation was filed by the Department of State on September 27, 1993. A Certificate of Amendment to the Certificate of Incorporation was filed by the Department of State on April 26, 1996.

     THIRD: The Certificate of Incorporation of the Corporation is hereby amended by adding to Paragraph 4.1(d)(i), which restricts the transferability of shares of Class A Common Stock only to those defined as "Permitted
Transferees", the following two categories of Permitted Transferees under Paragraph 4.1(d)(i)(A) as new sub-clauses (6) and (7):

     "(6) a corporation, every beneficial owner of which is, or was at the time of such owner's transfer of Class A Common Stock to such corporation, a Class A Holder, any of such Class A Holder's family members or any Permitted
Transferee of any of the foregoing; and

     (7) a partnership or limited partnership, every partner and limited partner of which is, or was at the time of such partner's transfer of Class A Common Stock to such partnership or limited partnership, a Class A Holder, any of such Class A Holder's family members or any Permitted Transferee of any of the foregoing".

     FOURTH: Resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation were duly adopted by the unanimous written consent of the Board of Directors of the Corporation dated May 6, 1997. Thereafter, pursuant to the Certificate of Incorporation and By-laws of the Corporation, at the annual meeting of shareholders of the Corporation which was duly held on June 10, 1997, at least sixty-six and two-thirds percent (66 2/3) of the voting power of all the outstanding shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation were voted in favor of said amendment.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate to be subscribed by its President and its Secretary and affirmed by them as true under the penalties of perjury this 20 day of June, 1997.


                                             /s/ Efraim Grinberg
                                             -------------------------------
                                                 Efraim Grinberg
                                                 President



                                             /s/ Timothy F. Michno
                                             -------------------------------
                                                 Timothy F. Michno
                                                 Secretary

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        NORTH AMERICAN WATCH CORPORATION

                       (UNDER SECTION 807 OF THE BUSINESS
                   CORPORATION LAW OF THE STATE OF NEW YORK)

                   -----------------------------------------

     FIRST: The name of the Corporation is NORTH AMERICAN WATCH CORPORATION.

     SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on November 2, 1967. A Restated Certificate of Incorporation was filed by the Department of State on May 5, 1969. A Certificate of Amendment to the Restated Certificate of Incorporation was filed by the Department of State on July 24, 1979.

     THIRD: The Certificate of Incorporation, as heretofore amended, is hereby further amended to effect one or more of the amendments or changes authorized by the Business Corporation Law (the "BCL"), to wit:

     1. To remove from the Corporation's authorized capital stock 217,530 issued treasury shares of Class A (Voting) Common Stock, with a par value of fifty cents ($.50) per share, thereby reducing the Corporation's aggregate stated capital from $1,575,951.28 to $936,413.08.

     2. To remove from the Corporation's authorized capital stock 50,000 shares of Class B (Non Voting) Common Stock, representing 45,336 unissued shares and 4,664 issued treasury shares, thereby further reducing the Corporation's aggregate stated capital from $936,413.08 to $934,081.08.

     3. To change the designation of the Class A (Voting) Common Stock to Class A Common Stock.

     4. To reduce the par value of each share of Class A Common Stock from fifty cents ($.50) per share to one cent ($.01) per share.

     5. To change each issued share of old Class A (Voting) Common Stock into
10.46 shares of new Class A Common Stock, but if, as a result of said exchange, any holder would receive fractional shares, then such holder shall be paid cash in lieu of receiving fractional shares.

     6. To authorize an increase in the number of authorized shares of Class A Common Stock from two million (2,000,000) to ten million (10,000,000).

     7. To authorize twenty million (20,000,000) shares of a new class of common stock with a par value of one cent ($.01) per share, and to designate the same as Common Stock.

     8. To authorize a class of five million (5,000,000) shares of blank check preferred stock, with a par value of one cent ($.01) per share.

     9. To fix the designation and relative rights, preferences and limitations of the different classes of new Class A Common Stock common stock and the class of preferred stock.

     10. To provide that special meetings of the shareholders of the Corporation may be called only at the direction of the Board of Directors of the Corporation (the "Board of Directors") by resolution adopted by the affirmative vote of a majority of the entire Board or by the Chairman, the President or the Secretary of the Corporation and must be called by such officer at the written request of the Board of Directors of the Corporation (the "Board of Directors"), and to require for amendment of the provisions described in this clause a greater proportion of the voting power of holders of shares of the Corporation's capital stock than is required by the BCL.

     11. To provide that directors of the Corporation may be removed from office only for cause and only by a greater proportion of the voting power of holders of shares of the Corporation's capital stock than is required by the BCL and that vacancies on the Board of Directors may be filled only by the remaining directors, not by the shareholders, and to require for amendment of the provisions described in this clause the vote of a greater proportion of the voting power of holders of shares of the Corporation's capital stock than is required by the BCL.

     12. To change the mailing address to which the Secretary of State shall mail a copy of any process against the Corporation.

     13. To add provisions pertaining to limitation of the liability of directors, the indemnification of directors, the duration of the Corporation and the adoption, amendment or repeal of provisions of the Restated Certificate of Incorporation and By-laws of the Corporation.

     FOURTH: To accomplish the foregoing amendments, the following provisions of the Corporation's Certificate of Incorporation have been amended:

     1. Article 4, relating to the aggregate number of shares of capital stock that the Corporation is authorized to issue, the par value thereof, and the classes into which such shares are divided, is hereby amended to read as set forth in the same numbered article of the Certificate of Incorporation of the Corporation as hereinafter restated.

     2. Article 5, relating to the designation of the Secretary of State for service of process and the mailing address to which the Secretary of State shall mail a copy of any process against the Corporation, is hereby renumbered
Article 9 and amended to read as set forth in said article of the Certificate of Incorporation of the Corporation as hereinafter restated.

     3. New Article 5, relating to the shareholders of the Corporation, is hereby added to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.

     4. Article 6, relating to preemptive rights, is hereby amended to read as set forth in Section 4.5 of Article 4 of the Certificate of Incorporation of the Corporation as hereinafter restated.

     5. New Article 6, relating to directors, is hereby added to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.

     6. New Article 7, relating to the limitation of directors' liability to the Corporation and its shareholders, is hereby added to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.

     7. New Article 8, relating to indemnification of directors and officers and certain other persons, is hereby added to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.

     8. New Article 9, relating to the designation of the Secretary of State for service of process and the mailing address to which the Secretary of State shall mail a copy of any process against the Corporation, is renumbered from and amends former Article 5 of the Certificate of Incorporation of the Corporation.

     9. New Article 10, relating to the duration of the Corporation, is hereby added to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.

     10. New Article 11, relating to the adoption, amendment and/or repeal of provisions of this Restated Certificate of Incorporation and to the Corporation's By-laws, is hereby added to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.

     FIFTH: The restatement of the Certificate of Incorporation herein provided for was authorized by the vote of the holders of at least a majority of all of the outstanding shares of the Corporation entitled to vote on the restatement of the Corporation's Certificate of Incorporation.

     SIXTH: The text of the Certificate of Incorporation of North American Watch Corporation is hereby restated as further amended or changed herein to read in its entirety as follows:

                          CERTIFICATE OF INCORPORATION

                                       OF

                        NORTH AMERICAN WATCH CORPORATION

               Under Section 402 of the Business Corporation Law

     1. Name. The name of the corporation is North American Watch Corporation (the "Corporation").

     2. Purposes. The purpose or purposes for which the Corporation is formed are:

     (a) To engage in any mercantile or trading business of any kind or character whatever, within or without the State of New York, buy and sell, as broker or agent or on its own account, at wholesale and retail, import and export, acquire, own, exchange, barter, transfer, contract, lease, encumber, assemble, prepare for market, package, distribute, ship, install, service, repair, alter, conduct, operate, and more particularly but without limiting the generality of the foregoing, to carry on in all its branches and to generally deal in watches, clocks, chronometers, instruments and devices of any and all kinds, and independently or in connection with the foregoing, to generally deal in jewelry, gems, precious and semiprecious stones, silver, platinum, gold, or any other metal or stone from which jewelry or other objects of personal adornment may be made.

     (b) To manufacture, acquire, sell or otherwise dispose of, and deal in and with, all kinds of personal property and to render all kinds of services.

     (c) To acquire, sell or otherwise dispose of, and deal in and with, rights or interests in real property.

     (d) To acquire, sell or otherwise dispose of, deal in and with, and grant and obtain licenses in respect of, all kinds of intangible property, including patent rights, inventions, discoveries, formulae and processes, copyrights, trademarks, trade names and designs.

     (e) To borrow or raise money, and to issue securities and other evidences of indebtedness of all kinds and secure their payment by the creation of security interests in any of its property.

     (f) To acquire, sell or transfer its own securities.

     (g) To lend any of its funds, with or without either security or interest.

     (h) To acquire and to sell or otherwise dispose of (i) any interest in the business or assets of any individual, corporation or other entity, and (ii) securities and obligations issued or created by any corporation, governmental unit or other entity, and to exercise any rights relating to them.

     (i) To the extent permitted by law, to promote, finance, underwrite or assist, financially or otherwise, and to assume or guarantee the obligations of, any individual, corporation or other entity.

     (j) To carry out any of the foregoing purposes as principal or agent, either alone or in association with others.

     (k) To carry on any similar lawful business.

The listing of these purposes is not to imply any limitation on or exclusion of any powers this Corporation may have under New York law now or hereafter in effect.

     3. Office. An office of the Corporation in the State of New York is located in the City of New York, County of New York, State of New York.

     4. Number and Designation of Shares of Capital Stock; Preemptive Rights Denied. The total number of shares of all classes of stock that the Corporation shall have authority to issue is thirty-five million (35,000,000), of which thirty million (30,000,000) shall be shares of common stock, par value one cent ($.01) per share, and five million (5,000,000) shall be shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock").

          4.1 Common Shares. The common stock, par value one cent ($.01) per share, shall be divided into Common Stock and Class A Common Stock. There shall be twenty million (20,000,000) shares of Common Stock and ten million (10,000,000) shares of Class A Common Stock (sometimes collectively referred to herein as the "Common Shares").

     All Common Shares will be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein.

          (a) Voting Rights. Except as otherwise set forth herein or as otherwise required by law, in all matters, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in such holder's name on the transfer books of the Corporation and every holder of Class A Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class A Common Stock standing in such holder's name on the transfer books of the Corporation.

     Except as otherwise required by law, the holders of Common Stock and Class A Common Stock shall vote together as a single class in all matters.

          (b) Dividends. Subject to the rights of holders of Preferred Stock, and subject to any other provisions of the Certificate of Incorporation, as amended from time to time, holders of Common Stock and Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the "Board of Directors") from time to time out of assets or funds of the Corporation legally available therefor. Shares of Common Stock and Class A Common Stock will rank on a par with each other as to dividends. No dividend in cash, property or shares of stock of the Corporation may be declared and paid on any Common Shares unless a dividend of the same character (i.e., cash, property or shares of stock of the Corporation) is simultaneously declared and paid on all Common Shares, except as set forth in the sentence immediately following. If share dividends are paid on the Common Shares, then the dividends paid with respect to (i) the Common Stock shall be paid with shares of Common Stock and (ii) the Class A Common Stock shall be paid with shares of Class A Common Stock. The rate per share of each share dividend declared and paid on the Common Stock shall be identical to the simultaneous dividend per share declared and paid on the Class A Common Stock. No offering of rights to subscribe for shares of capital stock may be made to holders of Common Stock or Class A Common Stock unless an identical offering is made simultaneously to the holders of the other class, except that if the offering is of rights to subscribe for Common Shares, the holders of the Common Stock shall be offered the right to subscribe for shares of Common Stock and the holders of Class A Common Stock shall be offered the right to subscribe for shares of Class A Common Stock. All such rights offerings shall offer the respective holders of Common Stock and Class A Common Stock the right to subscribe at the same rate per share.

     (c) Conversion Rights

          (i) Conversion of Class A Common Stock. Subject to and upon compliance with the provisions of this Paragraph 4.1(c) of Article 4, each holder of shares of Class A Common Stock shall be entitled to convert, at any time and from time to time after the Corporation commences the offer and sale of shares of Common Stock pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), any and all of the shares of such holder's Class A Common Stock, on a one-for-one basis, into the same number of shares of Common Stock.

          (ii) Conversion Procedure. Each conversion of shares of Class A Common Stock into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Class A Common Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the Common Stock (the "Converted Shares"). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Converted

Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate or certificates (which shall contain such legends, if any, as were set forth on the surrendered certificate or certificates) representing any shares which are represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance with this Paragraph 4.1(c) of
Article 4, such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable. All Converting Shares shall be retired and cancelled.

     (iii) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of shares of Class A Common Stock, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of Common Stock.

     (iv) Stock Splits, Adjustments. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Common Stock, the Class A Common Stock or the Class B Common Stock, then the outstanding shares of such other classes of Common Shares will be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

     In case of any reorganization, reclassification or change of shares of the Common Stock (other than a change in par value or from par to no par value as a result of a subdivision or combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock) each holder of a share of Class A Common Stock shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock, into which such shares of Class A Common Stock might have been converted immediately prior to such reorganization, reclassification, change, consolidation or merger. In the event of such a reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Class A Common Stock.

          (v) No Charge. The issuance of certificates for shares of any Common Stock upon conversion of shares of Class A Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class A Common Stock converted.

     (d)  Transfer

          (i) No Transfers Except as Permitted. Shares of Class A Common Stock shall be freely transferable (subject to compliance with Federal securities laws and applicable state securities laws) until the offer and sale by the Corporation of any shares of Common Stock pursuant to an effective Registration Statement under the Securities Act. Subsequent thereto, no person holding shares of Class A Common Stock of record (hereinafter called a "Class A Holder") may transfer, and the Corporation shall not register the transfer of, such shares of Class A Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to the Corporation or a "Permitted Transferee." A Permitted Transferee" shall mean:

               (A)  With respect to a Class A Holder who is a natural person:

                    (1) The spouse of such Class A Holder provided, that such spouse resides together with the Class A Holder (hereinafter a "spouse");

                    (2) Any lineal descendant of a parent of either such Class A Holder or such Class A Holder's spouse, and any spouse of such lineal descendant (said descendants, together with the Class A Holder and their spouses, being hereinafter referred to as "such Class A Holder's family members");

               (3) A trust established principally for the benefit of such Class A Holder, one or more of such Class A Holder's family members and/or other Permitted Transferees;

               (4) The executor, administrator or personal representative of the estate of such Class A Holder; and

               (5) An organization established principally by or identified with the Class A Holder and/or Class A Common Holder's family members, contributions to which are deductible for federal income, estate or gift tax purposes ("Charitable Organization").

     (B) With respect to a Class A Holder holding shares of Class A Common Stock as trustee pursuant to a trust other than a Charitable Organization or a trust described in clause (C) below, "Permitted Transferee" means (I) any grantor of Class A Common Stock to such trust and (II) any Permitted Transferee of any such grantor determined pursuant to clause (A) of Paragraph 4.1(d)(i) above.

     (C) With respect to a Class A Holder holding shares of Class A Common Stock as trustee pursuant to a trust (other than a Charitable Organization), which was irrevocable on the record date for determining the persons to whom such shares of Class A Common Stock are first issued by the Corporation, "Permitted Transferee" means (I) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise (a "Trust Beneficiary") and (II) any Permitted Transferee of any such Trust Beneficiary determined pursuant to clause (A) of Paragraph 4.1(d)(i) above.

          (D) With respect to a Class A Holder that is a Charitable Organization holding record and beneficial ownership of the amount of shares of Class A Common Stock in question, "Permitted Transferee" means (I) any grantor of such amount of shares of Class A Common Stock to such Charitable Organization and (II) any Permitted Transferee of such grantor as determined under clause (A) of Paragraph 4.1(d)(i) above.

          (E) With respect to a Class A Holder that is the executor, administrator, personal representative or guardian of the estate of a deceased Class A Holder, or that is the trustee or receiver of the estate of a bankrupt or insolvent Class A Holder, which holds record or beneficial ownership of the shares of Class A Common Stock, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class A Holder as determined pursuant to clauses (A), (B) or (D) of Paragraph 4.1(d)(i) above, as the case may be.

          (ii) Pledges. Notwithstanding anything to the contrary set forth herein, any Class A Holder may pledge such holder's shares of Class A Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Paragraph 4.1(d)(ii). In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class A Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

          (iii) For purposes of this Paragraph 4.1(d):

               (A) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

               (B) Each joint owner of shares of Class A Common Stock shall be considered a "Class A Holder" of such shares.

               (c) A minor for whom shares of Class A Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class A Holder of such shares.

               (D) Unless otherwise specified, the term "person" means both natural persons and legal entities.

               (E) Without derogating from the election conferred upon the Corporation pursuant to Paragraph 4.1(d)(i)(A)(4) above, each reference to a corporation shall include any successor corporation resulting from merger or consolidation; each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner; and each reference to a trustee shall include any successor trustee.

          (iv) Automatic Conversion. Any transfer of shares of Class A Common Stock other than to the Corporation or a Permitted Transferee after the Corporation commences the offer and sale of shares of Common Stock pursuant to an effective Registration Statement under the Securities Act shall result in the conversion of the transferee's shares of Class A Common Stock into shares of Common Stock, effective on the date on which certificates representing such shares are presented for transfer on the books of the Corporation. The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Class A Common Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class A Common Stock or is a Permitted Transferee.

          (v) Nominee Names; Legends. Except as provided above, shares of Class A Common Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class A Common Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The Corporation shall note on the certificates for shares of Class A Common Stock the restrictions on transfer and registration of transfer imposed by this Paragraph 4.1(d).

          (e) Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the Common Stock and the Class A Common Stock treated as a single class. In the event of any merger or consolidation of the Corporation with or into any other corporation pursuant to which shares of either Common Stock or Class A

Common Stock are converted into other securities, cash or other property, the shares of the other class shall be converted into the identical consideration at the same rate per share, unless the holders of a majority of each such class shall have approved such merger or consolidation.

          (f) No New Issuances of Shares of Class A Common Stock. Except as provided in the first sentence of Paragraph 4.1(c)(iv) of Article 4, no shares of Class A Common Stock may be issued by the Corporation after the date of filing of this Certificate of Incorporation and any and all shares of Class A Common Stock reacquired by the Corporation (by whatever means) shall be retired and cancelled.

     4.2 Preferred Shares. The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers, (b) may be subject to redemption at such time or times and at such prices, (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation, (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments, (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

     4.3 Consideration for Shares. Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

     4.4 No Preemptive Rights. Subject to any conversion rights of any shares of Class A Common Stock or of any other class of stock, no holder of stock of the

Corporation of any class shall be entitled as of right to subscribe for or receive any part of the authorized stock of the Corporation or any part of any new, additional or increased issues of stock of any class or of any obligations convertible into any class or classes of stock, but the Board of Directors may, without offering any such shares of stock or obligations convertible into stock to shareholders of any class, issue and sell or dispose of the same to such persons and for such considerations permitted by law as it may from time to time in its absolute discretion determine.

     5.   Shareholders.

          5.1 Action by Shareholders. Any action required or permitted to be taken by the holders of the issued and outstanding stock of the Corporation may be effected at an annual or special meeting of shareholders duly called and held in accordance with law and this Certificate of Incorporation and the Corporation's By-laws, or without a meeting, on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.

          5.2 Meetings of Shareholders. The annual meeting of shareholders of the Corporation for the election of Directors and the transaction of such other business as may be brought before such meeting in accordance with this Certificate of Incorporation shall be held at such hour and on such business day in each year as may be determined by resolution adopted by the affirmative vote of a majority of the entire Board of Directors (the "entire Board"). Except as otherwise required by law, special meetings of shareholders may be called only at the direction of the Board of Directors by resolution adopted by the affirmative vote of a majority of the entire Board or by the Chairman, the President or the Secretary. Upon a written request by the Board of Directors to call a special meeting of shareholders, the Chairman, the President or the Secretary shall call such meeting. Except as otherwise required by law, shareholders of the Corporation shall not have the right to request or call a special meeting of the shareholders. Annual and special meetings of shareholders shall not be called or held otherwise than as herein provided.

     6.   Directors.

          6.1 Number of Directors and Quorum. The number of Directors that shall constitute the entire Board shall be the number from time to time fixed in the By-laws, (provided, however, that such number shall be increased automatically from time to time to the extent provided for in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock). The number of Directors so fixed in the By-laws may be changed from time to time solely by the affirmative vote of a majority of the Directors in office at the time of the vote, provided that any such action does not operate to remove a Director other than in the manner prescribed in this Certificate of Incorporation or the By-laws of the Corporation. Directors need not be shareholders.

          6.2 Removal of Directors. No Director may be removed except for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation (excluding for this purpose any right of holders of Preferred Stock to elect a limited number of Directors).

     7. Limitation of Liability. No Director of the Corporation shall have personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, provided that nothing in this
Section 7 shall eliminate or limit (a) the liability of any Director if a judgment or other final adjudication adverse to such Director establishes that such Director's acts or omissions were in bad faith or were the result of active and deliberate dishonesty or that such Director personally gained in fact a financial profit or other advantage to which such Director was not legally entitled or that such a Director's acts violated Section 719 of the BCL or (b) the liability of any Director for any act or omission prior to the date of first inclusion of this Article 7 in this Certificate of Incorporation.

     Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation pursuant to Article 11 hereof shall not adversely affect any right or protection of a Director existing at the time of such repeal or modification.

     8.  Indemnification.

         8.1 Indemnity Undertaking. To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including, without limitation, attorneys' fees and disbursements). Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Director or officer of the Corporation if a judgment or other final adjudication adverse to such Director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article 8.

     8.2 Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including, without limitation, attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the BCL, such expenses incurred by or on behalf of any Director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

     8.3 Determination of Indemnification. Any indemnification permitted hereunder (unless ordered by a court) shall be made by the Corporation only if authorized in the specific case upon a finding that the Director or officer (or other person indemnified hereunder) has met the standard of conduct set forth in Section 722 of the BCL. Such determination shall be made (a) by the Board by a majority vote of a quorum consisting of Directors who were or are not parties to such proceeding, (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Directors so directs, (i) by the Board upon the opinion in writing of independent legal counsel that indemnification is proper under the circumstances because the standard of conduct set forth in
Section 722 of the BCL has been met or (ii) by the shareholders, by a vote of a majority of those voting on the question, upon a finding that the standard of conduct set forth in Section 722 of the BCL has been met.

     8.4 Rights Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 8 not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws, any agreement, any vote of shareholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     8.5 Continuation of Benefits. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 8 shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

     8.6 Insurance. The Corporation shall have the power to purchase and maintain insurance to indemnify (a) itself for any obligation that it incurs as a result of the indemnification of Directors and officers under the provisions of this Article 8 or (b) any Director or officer in instances in which he or she may be indemnified under the provisions of this Article 8, against any liability asserted, whether or not the Corporation would have the power to indemnify such person against such liability under the laws of the State of New York, subject to the limitations imposed under Section 726 of the BCL.

     8.7 Security. To secure payment of any obligation of indemnification or advancement of expenses provided by, or granted pursuant to, this Article 8, the Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification or advancement of expenses as provided herein.

     8.8 Binding Effect. The provisions of this Article 8 shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Article 8 is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer or other person intend to be legally bound. No repeal or modification of this Article 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     8.9 Procedural Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

          8.10 Service Deemed at Corporation's Request. Any Director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

          8.11 Election of Applicable Law. Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

          9. Designation of Secretary of State; Mailing Address. The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is 125 Chubb Avenue, Lyndhurst, New Jersey, 07071.

     10. Duration. The duration of the Corporation shall be perpetual.

     11. Adoption, Amendment and/or Repeal of Certificate of Incorporation and By-Laws (as applicable).

          11.1 By-laws. Except as set forth in the By-laws, the Board of Directors may from time to time make, alter, amend or repeal the By-laws by a vote of sixty-six and two-thirds percent (66-2/3%) of the entire Board of Directors that would be in office if no vacancy existed, whether or not present at a meeting; provided, however, that any By-laws made, altered, amended, altered or repealed by the Board of Directors may be amended or repealed, and any By-laws may be made, by the shareholders of the Corporation by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation (excluding for this purpose any right of holders of Preferred Stock to elect a limited number of Directors).

     Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          11.2 Certificate of Incorporation. This Certificate of Incorporation may be amended and/or restated only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation (excluding for this purpose any right of holders of Preferred Stock to elect a limited number of Directors), except any amendment to Articles 1, 2, 3, 9 or 10 shall require only the affirmative vote of the holders of at least a majority of voting power of the outstanding shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation (excluding for this purpose any right of holders of Preferred Stock to elect a limited number of Directors).

     IN WITNESS WHEREOF, the undersigned have subscribed this document on September 24, 1993 and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct. This Certificate has been signed under penalties of perjury on September 24, 1993.



                                   /s/ Gedalio Grinberg
                                   -------------------------------------------
                                   Gedalio Grinberg,
                                   Chairman of the Board of
                                   Directors and Chief
                                   Executive Officer

                                             and



                                   /s/ Timothy F. Michno
                                   -------------------------------------------
                                   Timothy F. Michno, Secretary